Exhibit 10.1

June 17, 2015

Brian Sereda

San Jose, Ca

Re: Offer Letter with Energous Corporation

Dear Brian:

Energous Corporation (the “Company”) is pleased to offer you employment subject to the conditions outlined in this letter. We would like to present the following offer:

1.                  Position. Your initial title will be Vice President and Chief Financial Officer and you will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.                  Cash Compensation. The Company will pay you a starting salary at the rate of $10,416.66 per pay period (semi-monthly), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. You will have the opportunity to earn $187,500 in bonus for a total cash compensation package of $437,500. The bonus to be in the form of four quarterly bonus opportunities of $46,875.00 each. The bonus will be paid out according to the actual performance against specific Objectives common for the entire executive team.

3.                  Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.                  Equity Grants. As part of your offer we will be requesting that the Energous Board of Directors grant you a value of 120,000 Restricted Stock Units (RSUs) to be vested over four (4) years.

As you may be aware, RSUs are not Stock Options, they are essentially a promise to deliver a share of Energous Corporation common stock at a specific time; in this case within a few days after the RSU has vested. When you sell the common stock represented by the RSU, you will receive the full value of the share of stock on the date you sell it. As Energous is a public company, the vested shares are fully tradable when you receive the underlying share of stock. In order to assist participants in selling their shares, the Company is exploring options with brokerage firms to allow same day trading of common stock.

Your RSUs will vest 25% on each of the 4 anniversaries of your start date. Upon vesting, there may be certain tax consequences so you should consult your financial advisor or CPA well in advance of the vesting dates to discuss the issue.

After one (1) year of service, you will be eligible to participate in the Executive managements PSU Program which rewards the Energous executive team with incremental RSU’s based on market cap appreciation.

Upon a change in control and termination of your employment for any reason other than cause within the first year after the CIC becomes effective, 100% of all unvested RSU’s accelerate.

Additionally, the Company is a “Pay for Performance” based company. As a result, you can expect to receive additional equity incentives for outstanding performance throughout your career at Energous.

5.                  Confidential Information and Inventions Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

6.                  Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). Notwithstanding the at-will nature of your employment, the Company will grant you six months of severance pay and continue health coverage under COBRA for six months in the event your relationship is terminated by the Company for any reason other then Cause.

Cause means (i) the commission of an act constituting financial dishonesty (which would be chargeable as a crime under applicable law; engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality, or harassment which would (a) materially adversely affect the business or reputation of the Company or its Affiliates with their respective current or prospective customers, suppliers, lenders, or other third parties with whom such entity does or might do business or (b) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities, or penalties; (iii) repeated failure to follow the directives of the CEO or the Board; or (iv) any material misconduct, violation of the Company’s policies, or willful and deliberate nonperformance of duty in connection with the business affairs of the Company.

7.                  Tax Matters.

(a)                Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)               Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.                  Terms and Conditions. This offer is subject to the following conditions:

o	Passing Employment Investigation and Reference checks

o	Follow-on final round of interviews with the executive team and key members of the Board.

9.                  Interpretation, Amendment and Enforcement. This offer letter and Exhibit A constitute the complete offer letter between you and the Company, contain significant terms of your offer of employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This offer letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter between you and the Company (the “Dispute”) will be governed by California law, excluding laws relating to conflicts or choice of law. For all pre-employment and offer letter Disputes, you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Alameda County, California, in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer letter by signing and dating both the enclosed duplicate original of this offer letter and the enclosed Confidential Information and Inventions Assignment Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on June 18, 2015. As required by the Company, your employment is contingent on completion of and successful passing of an investigative consumer report and a negative result pre-employment drug test. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on a mutually-agreed upon date to be determined.

If you have any questions, please call me at 408-963-0201

Very truly yours,

ENERGOUS CORPORATION

/s/ Stephen R. Rizzone

By: Stephen R. Rizzone

I have read and accept this employment offer:

/s/ Brian Sereda
Signature of Employee

Dated:    6/18/15

Attachment

Exhibit A: Confidential Information and Inventions Assignment Agreement